FIRST AMENDMENT TO
PLAN OF MERGER

          This First Amendment (“Amendment”), dated December __, 2003, is to the Plan of Merger dated March 3, 2003 (the “Plan”), between U.S. Geothermal Inc., an Idaho corporation (“Geo”), EverGreen Power Inc., an Idaho corporation (“Subco”) and a wholly-owned subsidiary of U.S. Cobalt Inc., a Delaware corporation (the “USC”), with reference to the following facts:

          A. When the Plan was entered into, the parties contemplated that there would be a Private Placement (as defined in the Plan, and all capitalized terms used in this Amendment and not defined herein shall have the meanings assigned to them in the Plan) of up to 2,000,000 Units at a price of US $0.75 per Unit, with each Unit comprised of one share of USC Common Stock (after giving effect to the Consolidation) and one warrant entitling the holder to purchase one share of the Company Common Stock (after giving effect to the Consolidation) at a price of $0.875 for up to 18 months after Closing; and

          B. USC has modified the terms of the Private Placement (the “Revised Offering”) as follows: USC will issue up to 3,322,221 Units at a price of US $0.45 per Unit, with each Unit comprised of one share of USC Common Stock (after giving effect to the Consolidation) and one-half warrant to purchase one share of USC Common Stock (after giving effect to the Consolidation) at a price of US$0.75 for each full share for up to 24 months after Closing, with the warrants included in the Units being exercisable only for whole shares; and

          C. The Constituent Corporations, with USC and the Principal Geo Shareholders, have amended and restated the Merger Agreement to reflect, inter alia, the Revised Offering (the “First Amended and Restated Merger Agreement”); and

          D. The Constituent Corporations and their respective boards of directors are authorized under the Plan to amend the Plan after approval by the shareholders of the Constituent Corporations, provided such amendment does not materially adversely affect the rights of such shareholders, in the discretion of the boards of directors of the Constituent Corporations; and

          E. The boards of directors of the Constituent Corporations have determined that the amendments to the Merger Agreement, including, without limitation, the Revised Offering, do not materially adversely affect the rights of the shareholders of the Constituent Corporations.

          NOW, THEREFORE, the Constituent Corporations have agreed to amend the Plan, on the terms and conditions herein provided, as follows:

          1. Amendment to Reflect Revised Offering. The parties acknowledge that the Company will conduct the Revised Offering in lieu of the Private Placement as originally contemplated in the Agreement, and hereby agree to and accept the terms of the Revised Offering. The Plan shall be deemed to be amended in all respects necessary to be consistent with the terms or intent of the Revised Offering, including, without limitation, in the following respects:

                    (a) Section 2.1 of the Plan is hereby amended to provide that the number of Geo Shares to be exchanged shall be 6,079,836 (instead of 4,184,837); the aggregate number of Exchange Shares shall be 6,939,992 (instead of 6,725,384); and the aggregate number of Exchange Warrants shall be 2,420,217 (instead of 2,325,000); and

                    (b) Section 2.3 of the Plan is hereby amended to provide that the number of Exchange Shares into which the Vulcan Shares are to be converted shall be 1,775,156 (instead of 1,540,548) and the number of Exchange Warrants into which the Vulcan Warrants are to be converted shall be 2,420,217 (instead of 2,325,000); and

                    (c) Section 2.7(e) is hereby amended to provide that the Revised Offering (instead of the Private Placement) shall be fully subscribed and ready to close after the effectiveness of the Merger.

          2. Amendment to Reflect Other Changes to Merger Agreement. The additional amendments to the Merger Agreement reflected in the First Amended and Restated Merger Agreement are hereby accepted, and the Constituent Corporations hereby waive any violation of any conditions or breaches or failure of performance of any provisions of the Merger Agreement that could be deemed to have occurred by virtue of the changed facts and circumstances reflected in such amendments.

          3. Execution in Counterparts. This Amendment to the Plan of Merger may be signed in counterparts and by facsimile.

          IN WITNESS WHEREOF, this Amendment to the Plan of Merger, having first been duly approved by resolutions of the boards of directors of each of the Constituent Corporations, is hereby adopted on behalf of each of the Constituent Corporations and USC by their respective officers thereunto duly authorized, and the Plan of Merger is hereby amended as set forth above.

U.S. Geothermal, Inc., an Idaho corporation

By	Date: __________
Daniel Kunz, President

EverGreen Power Inc., an Idaho corporation

By	Date: __________
Douglas J. Glaspey, President

Acknowledged:

U.S. Cobalt Inc., a Delaware corporation

By	Date __________
Douglas J. Glaspey, President